Exhibit 99.1

                          Press Release



Release Date:  July 27, 2006                      Contact: Thomas A. Vento
               at 4:30 p.m. EST                             President
                                                           Joseph R. Corrato
                                                            Executive Vice
                                                            President
                                                            (215) 755-1500


    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES THIRD
                         QUARTER RESULTS

     Philadelphia, Pennsylvania (July 27, 2006) - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP), the "mid-tier" holding company for Prudential Savings Bank (the "Bank"), today reported net income of $882,000 for the quarter ended June 30, 2006 as compared to $1.0 million for the same period in 2005, a decrease of 12.4%. For the nine months ended June 30, 2006, the Company earned $2.9 million as compared to $2.6 million for the nine months ended June 30, 2005, an increase
of 12.5%.   Earnings per share on the Company's outstanding
common shares were $0.07 and $0.24 for the three and nine months periods ended June 30, 2006, respectively, as compared to $0.08 per share for the quarter ended June 30, 2005. Earnings per share data for the nine month period ended June 30, 2005 is not applicable since the mutual holding company reorganization was not completed until the end of March 2005.

     Tom Vento, President and Chief Executive Officer, stated "We are pleased to report an increase in net income over last year on a year to date basis, especially in light of the challenging interest rate environment existing today. We are very proud of the continued loan growth while maintaining our emphasis on strong asset quality."

     On March 29, 2005, the Bank completed its mutual holding company reorganization, including the related subscription offering to depositors for the shares of common stock of the Company. The Company sold 5,653,688 shares of common stock, representing 45% of the total shares issued by the Company in the reorganization, to the public at $10.00 per share for total proceeds of $56.5 million. The remaining 55%, or 6,910,062 shares, were issued to Prudential Mutual Holding Company, the Company's parent mutual holding company.

     The Company's total assets increased by $20.2 million or 4.5% to $466.8 million at June 30, 2006 from September 30, 2005. The increase was primarily due to growth of the loan portfolio, partially offset by decreases in cash and cash equivalents. The Company's net loan portfolio experienced a $39.5 million or 22.5% increase to $214.6 million as management continued its emphasis on growing the Company's loan portfolio. The majority of the growth in the loan portfolio was concentrated in single-family construction and residential mortgage loans. The decrease in cash and cash equivalents of $17.6 million to $9.2 million at June 30, 2006 reflected the systematic investment of funds received in the subscription offering in loans and other higher yielding investments. The Company also experienced a modest decline in the investment securities portfolio as the Company determined to re-invest funds from maturing securities into loans.

     At June 30, 2006, total deposits increased $7.4 million or 2.2% to $343.9 million from $336.5 million as of September 30, 2005. The majority of the increase was due to a $20.1 million increase in certificates of deposits, partially offset by a $10.1 million decrease in checking accounts. This increase in certificates resulted primarily from implementation of a more aggressive deposit pricing strategy combined with increased customer demand for attractive short-term investments in the rising interest rate market experienced in 2006.

     Stockholders' equity decreased by $2.0 million to $88.9 million at June 30, 2006 as compared to $90.8 million at September 30, 2005 primarily due to the repurchase during the nine month period of 261,300 shares of common stock at a total cost of $3.5 million and the payment of $1.4 million in dividends, offset in part by $2.9 million in net income for the nine months ended June 30, 2006.

     The Company previously announced in April that the Board had approved the commencement of its second stock repurchase program of up to an additional 269,000 shares or approximately 5% of the Company's outstanding common stock held by other than Prudential Mutual Holding Company. The Company's second repurchase program commenced in May 2006 upon completion of its first repurchase program covering 277,000 shares. The average cost per share of the 327,600 shares which had been repurchased as of June 30, 2006 was $12.61 per share.

     Net interest income remained relatively stable at $3.1 million for the three months ended June 30, 2006 compared with the same period in 2005; however, there were increases in both interest income and interest expense. Interest income increased $822,000 or 15.2% to $6.2 million for the three months ended June 30, 2006 compared with the same period in 2005. The increase in interest income resulted from a $12.2 million or 2.8% increase in the average balance of interest-earning assets for the three months ended June 30, 2006, as compared to the same period in 2005 combined with a 60 basis point increase to 5.64% in the yield on such amounts for the quarter ended June 30, 2006 from the comparable period in 2005. Average loans increased by $36.5 million while the average balance of securities and other interest-earning assets decreased $24.3 million in the three months ended June 30, 2006 as compared to the same period in 2005. The increase in interest expense primarily resulted from an 80 basis point increase to 3.44% in the weighted average rate
of interest paid on interest-bearing liabilities.   Also
contributing to the increase in interest expense was an increase in average interest-bearing liabilities during the quarter consisting of an increase in average deposits of $7.8 million and an increase in average FHLB advances of $7.7 million, for an overall increase in average interest- bearing liabilities of 4.5% for the three month period ended June 30, 2006 as compared to the same period in 2005. The increase in the yields and rates reflected the effect of the rise in market rates of interest during the 2006 periods.

          For the nine months ended June 30, 2006, net interest income increased $739,000 or 8.5% to $9.5 million as compared to $8.7 million for the same period in 2005. The increase was primarily due to a $2.4 million or 15.5% increase in interest income partially offset by a $1.7 million or 24.6% increase in interest expense. The increase in interest income resulted primarily from a $22.0 million or 5.3% increase in the average balance of interest-earning assets for the nine months ended June 30, 2006, as compared to the same period in 2005. In addition, the increase reflected the 49 basis point increase in the weighted average yield earned on such assets to 5.49% for the nine month period ended June 30, 2006 from the comparable period in 2005. Average loans increased by $30.8 million while the average balance of securities and other interest-earning assets decreased by $8.9 million in the nine months ended June 30, 2006 as compared to the same period in 2005. The increase in interest expense resulted primarily from a 64 basis point increase to 3.20% in the weighted average rate of interest paid on interest-bearing liabilities offset in part by an $861,000, or 0.2% decrease in the average balance of interest-bearing liabilities for the nine months ended June 30, 2006 as compared to the same period in 2005. The increase in the yields and rates reflected the effect of the rise in market rates of interest during the 2006 period.

     The net interest margin was 2.83% and 2.89%, respectively for the quarter and nine months ended June 30, 2006, as compared to 2.91% and 2.81%, respectively, for the comparable periods in 2005.

     The Company established a provision for loan losses of $30,000 during the three month period ended June 30, 2006. No provision was made during the comparable periods in 2005. The provision was increased due to continued growth in the loan portfolio. At June 30, 2006, the Company's non-performing assets totaled $103,000 or 0.02% of total assets and consisted of one non-performing residential mortgage loan as compared to $239,000 or .05% of total assets at September 30, 2005. There were no real estate owned properties as of June 30, 2006. The allowance for loan losses totaled $588,000 or 0.24% of total loans and 570.87% of non-performing loans.

     Non-interest income increased $82,000 and $250,000 for the three and nine months ended June 30, 2006, respectively, as compared to the same periods in 2005. For the third quarter of fiscal 2006, the increase was primarily due to increases in income from bank owned life insurance ("BOLI") of $52,000 and income from ATM fees of $17,000 compared to the same period in 2005. The increase for the nine month period ended June 30, 2006 was primarily due to a pre-tax gain on the sale of a real estate owned property of $100,000, income from BOLI of $111,000, and income from ATM fees of $62,000 in excess of the amounts earned during the same period in 2005.

     Non-interest expense increased $326,000 or 19.4% during the three months ended June 30, 2006 compared to the same period in 2005 and increased $695,000 or 13.5% for the nine months ended June 30, 2006 as compared to the same period in 2005. The increase for the quarter was primarily due to increases in compensation and benefit expense of $155,000 resulting primarily from an increase in retirement plan expenses and normal merit pay rate increases as well as a $97,000 increase in professional services expense related primarily to costs incurred due to operating as a public company. For the nine months ended June 30, 2006, the increase reflected increased compensation and benefit expense of $435,000 due primarily to an increase in retirement plan expenses and normal merit pay rate increases, combined with an increase in professional services expense of $239,000 reflecting the additional expenses incurred due to operating as a public company.

     Income tax expense for the quarter and nine months ended
June 30, 2006 amounted to $414,000 and $1.3 million, respectively, compared to $567,000 and $1.4 million, respectively, for the quarter and nine months ended June 30, 2005. For the quarter ended June 30, 2006 the effective tax rate decreased to 31.9% from 36.0% for the same period in 2005. For the nine month period ended June 30, 2006, the effective tax rate decreased to 31.5% from 35.1% for the same period in 2005. These decreases in the effective tax rates reflected implementation of various tax strategies as well as the recognition of certain tax benefits as a result of the adjustment of a valuation allowance during the first fiscal quarter of 2006.

     Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

     This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                              (Unaudited)



                                   At June 30,       At September 30,
                                       2006                 2005
                                   ----------        ----------------
                                        (Dollars in Thousands)
Selected Financial and
Other Data:
Total assets                        $466,757             $446,592
Cash and cash equivalents              9,218               26,815
Investment securities:
  Held-to-maturity                   133,079              129,840
  Available-for-sale                  38,294               38,584
Mortgage-backed
 securities held-to-maturity          57,506               66,828
Loans receivable, net                214,555              175,091
Deposits                             343,904              336,468
FHLB advances                         28,794               13,823
Stockholders' equity                  88,868               90,825
Full service offices                       6                    6


                               Three Months Ended       Nine Months Ended
                                    June 30,                June 30,
                               ------------------       -----------------
                                2006        2005        2006        2005
                               -------     ------       ------     ------
                               (Dollars in Thousands, Except Per Share Data)
Selected Operating Data:
Total interest income          $6,235      $5,414      17,943     $15,531
Total interest expense          3,110       2,285       8,484       6,811
Net interest income             3,125       3,129       9,459       8,720
Provision for loan losses          30           -          30           -
 Net interest income after
  provision for loan losses     3,095       3,129       9,429       8,720
Total non-interest income         209         127         679         429
Total non-interest expense      2,008       1,682       5,841       5,146
Income before income taxes      1,296       1,574       4,267       4,003
Income taxes                      414         567       1,343       1,404
Net income                        882       1,007       2,924       2,599
Basic earnings per share (1)     0.07        0.08        0.24         N/A



Selected Operating Ratios(2):
Average yield on interest-       5.64%       5.04%       5.49%       5.00%
  earning assets
Average rate on interest-bearing 3.44%       2.64%       3.20%       2.56%
  liabilities
Average interest rate spread(3)  2.20%       2.40%       2.29%       2.44%
Net interest margin(3)           2.83%       2.91%       2.89%       2.81%
Average interest-earning       122.40%     124.37%     123.35%     116.85%
  assets to average interest-
  bearing liabilities
Net interest income after      154.13%     185.97%     161.43%     169.45%
  provision for loan losses
  to non-interest expense
Total non-interest expense to    1.75%       1.52%       1.73%       1.61%
  average assets
Efficiency ratio(4)             60.23%      51.67%      57.61%      56.25%
Return on average assets         0.77%       0.91%       0.87%       0.81%
Return on average equity         3.93%       4.36%       4.30%       6.01%
Average equity to               19.57%      20.85%      20.14%      13.52%
  average assets


                                              At or for the
                               ------------------------------------------
                               Three Months Ended       Nine Months Ended
                                    June 30,                June 30,
                               ------------------       -----------------
                                 2006       2005         2006       2005

Asset Quality Ratios(5)
Non-performing loans as a
  percent of loans receivable,
  net(6)                         0.05%       0.30%       0.05%       0.30%
Non-performing assets as a
  percent of total assets(6)     0.02%       0.21%       0.02%       0.21%
Allowance for loan losses as
  a percent of non-performing
  loans                        570.87%     108.98%     570.87%     108.98%
Net charge-offs to average
  loans receivable               0.00%       0.00%       0.00%       0.00%

Capital Ratio(5)
Tier 1 leverage ratio
     Company                    19.35%      20.37%      19.35%      20.37%
     Bank                       14.82%      14.42%      14.82%      14.42%
Tier 1 risk-based capital ratio
     Company                    40.75%      51.05%      40.75%      51.05%
     Bank                       31.20%      36.14%      31.20%      36.14%
Total risk-based capital ratio
     Company                    41.10%      51.62%      41.10%      51.62%
     Bank                       31.56%      36.71%      31.56%      36.71%

__________________________________

(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's subscription offering on March 29, 2005, earnings per share for the 2005 periods are not considered meaningful and are not shown. Diluted earnings per share are not shown because the Company does not have any common stock equivalents.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is the Company's policy to cease accruing interest on all loans, other than single-family residential mortgage loans, 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure. At June 30, 2006, the Company did not hold any real estate owned.